Exhibit (a)(61)

FORM OF

JANUS INVESTMENT FUND

Certificate Redesignating

Janus Henderson Responsible International Dividend Fund

The undersigned, being the Secretary of Janus Investment Fund, a Massachusetts business trust with transferable shares (the “Trust”), being duly authorized by a majority of the duly elected and qualified Trustees of the Trust acting pursuant to Sections 3.6 and 4.1 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as further amended from time to time (the “Declaration”), does hereby certify that, by affirmative vote of a majority of the Trustees at a meeting held on May 15, 2025, Janus Henderson Responsible International Dividend Fund was redesignated Janus Henderson International Dividend Fund (the “Fund”), with such redesignation to be effective on June 24, 2025.

All of the current rights and preferences of the Fund remain in full force and effect, as set forth in the Declaration.

The undersigned further certifies that she has been duly authorized by the Trustees of the Trust to take all necessary action to file a copy of this Certificate with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this [ ] day of June 2025.

Abigail Murray, Secretary